                                                                    Exhibit 2.2


                                 TERMS AGREEMENT


WorldCom, Inc.
500 Clinton Center Drive
Clinton, Mississippi 39056

                                                                  May 31, 2000

Dear Sirs:

         We (the "Managers") understand that WorldCom, Inc., a Georgia corporation (the "Company"), proposes to issue and sell to the underwriter named below (the "Underwriters") $60,000,000 aggregate principal amount of its Floating Rate Notes due 2002 (the "2002 Notes").

         Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell all of the offered Securities, and the Underwriters agree to purchase the principal amount of Offered Securities at a purchase price of 99.850% of the principal amount of such securities, plus accrued interest, if any, from June 12, 2000 to the date of payment and delivery.

         The Underwriters will pay for such offered Securities upon delivery thereof at the offices of Salomon Smith Barney, Inc., 388 Greenwich Street, New York, New York, at 10:00 a.m. (New York time) on June 12, 2000 or at such other time, not later than 10:00 a.m. (New York time), on such date as shall be jointly designated by the Underwriters and the Company.

         The Offered Securities shall have the terms set forth in the Prospectus dated May 12, 2000 (the "Prospectus"), and the Prospectus Supplement dated
May 31, 2000 (the "Prospectus Supplement"), including the following:

Maturity Date: 2002 Notes - June 11, 2002.

Interest Rate: 2002 Notes - 3-Month LIBOR plus 16 basis points.

Interest Payment Dates: For the 2002 Notes - March 11, June 11, September 11 and December 11, commencing September 11, 2000.

Form and Denomination: The offered Notes initially will be represented by one or more global securities deposited with the Depository Trust Company and registered in the name of the nominee thereof. Each of the Notes will be available for purchases in denominations of $1,000 and integral multiples thereof, in book-entry form only.

Senior or Subordinated: Senior

Other Terms: The Underwriters have represented and agreed that they have not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company, except as set forth herein.

         All communications with the Underwriters will be in writing and effective only upon receipt, and will be mailed, delivered or telegraphed and confirmed to them in care of Salomon Smith Barney Inc., General Counsel (fax no.: (212) 816-7071), 388 Greenwich Street, New York, New York, 10013.

         All provisions of the Underwriting Agreement dated May 31, 2000, among WorldCom and the Underwriters (the "Standard Provisions"), are herein incorporated by reference in their entirety and shall be deemed to be a part of this agreement to the same extent as if such provisions had been set forth in full herein.

         Please confirm your agreement by having an authorized officer sign a copy of this agreement in the space set forth below and returning the signed copy to us.

                            Very truly yours,

                            SALOMON SMITH BARNEY INC.


                            By /s/ Martha D. Bailey
                              --------------------------------
                              Name: Martha D. Bailey
                              Title: First Vice President


                             Accepted  on the  date  set forth above:

                             WORLDCOM, INC,


                             By /s/ Scott D. Sullivan
                               --------------------------------
                               Name: Scott D. Sullivan
                               Title: Chief Financial Officer

                                        3